ATRINSIC, INC., #4295989
Atrinsic, Inc. Conference Call
May 11, 2010, 11:00 AM ET
Chairperson: Landon Barretto

Operator:
Ladies and gentlemen, thank you for standing by.  Welcome to the Atrinsic first quarter 2010 earnings conference call.  At this time, all parties are in a listen-only mode.  At the conclusion of the presentation, instructions will be given for a question and answer session.  If you require assistance at any time, please press the *, followed by the 0.  If you are using speaker equipment, you may need to lift the handset before pressing the numbers.  The call today is being recorded, and will be accessible through the end of July 11, 2010.

With me today are Jeffrey Schwartz, Atrinsic's Chief Executive Officer, and Thomas Plotts, currently the Company's Interim Chief Financial Officer.  Mr. Schwartz and Mr. Plotts are going to discuss the Company's financial results for the first quarter ended March 31, 2010.

In compliance with SEC requirements, I must read the following statement.

Except for historical information, the matters discussed in the conference call are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  The factors that could cause results to differ materially are included in the Company's filings with the Securities and Exchange Commission.

Forward-looking statements made during today's call are only made as of the date of this conference call, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Gentlemen, please proceed.

Jeffrey Schwartz:
Thank you, Mitch, and welcome to the Company's first quarter conference call.  I've been CEO of the Company now since February.  I'm starting to settle in, and to better understand where our market opportunity lies, and the work that needs to be done to position our products and services for success.

My objective is to narrow the focus of the Company and add by subtracting.  To that point, over the last 90 days, we've come a long way in narrowing the list of things we are focused on to get the Company back on a growth footing.

Let me lay the groundwork for you in terms of the status of our management team and overall operations.

As you know, the Company has made changes at the CEO, CMO, CFO and CTO positions.  Tom Plotts has stepped in at the CFO position, and Kevin Vye is now leading our Technology organization.  Both are making a terrific contribution in their new roles.

In terms of operations, we are focused on a limited number of high impact activities.  We believe that Atrinsic can be a leading provider of direct-to-consumer entertainment and lifestyle digital subscription products.  We are organizing the business operations and product initiatives around that objective.

Let me give you a brief update of our progress during the first quarter.

First, I'm pleased to announce to you today that we have achieved a 100,000 paid subscriber milestone on the Kazaa music service.  This has been a focus of the business over the last couple of quarters, and we are making steady progress.  Our customer acquisition trajectory continues to be on pace.  We are steadily adding subscriber benefits, and our product initiatives are developing as planned.

As a reminder, Kazaa is a music service that the Company jointly operates in a 50/50 profit share arrangement with Brilliant Digital Entertainment.

Let me briefly discuss our approach to the music market in more detail.  We are attacking this market because we like its size and growth characteristics.  Today, the global recording music industry is a $17 billion market, and about 25% of that, or around $3.5 billion, is digital music.  While the overall market has decreased over the past ten years, the digital music business is growing at double digits annually, making it an attractive and expanding market for Kazaa.

I will remind you that the Company has significant online assets in music.  Last year, the Company had 100 million visitors to its sites in the category.  A key feature of this business for us is that much of that traffic is natural SEO traffic driven by our content.

We believe that we have a compelling business model.  In digital music, there are several revenue models that are being pursued today.  The download model represents approximately half the market, and mobile is roughly 40%.  The subscription and advertising models each represent about 10% of the market.  As you know, we are focused on the subscription model.  We feel that offering unlimited streaming, combined with a rights-managed unlimited download service, is a compelling consumer value proposition.

Based on the number of tracks downloaded on Kazaa, which grew 50% during the quarter, the value we delivered to our subscriber base in Q1 exceeded the value they would have otherwise received by purchasing direct tracks at the prevailing market rate.

We feel that we have a compelling customer acquisition strategy, and we have proven to be effective at acquiring paying subscribers on Kazaa.  We have a series of competitive advantages in this regard, including ownership of our own media in the music genre, a distribution strategy that allows us to offset customer acquisition costs with third party advertisers, and an alternative billing platform that allows consumers to pay for their subscription service without the use of a credit card.

These advantages, along with our direct marketing heritage, have allowed us to acquire music subscribers at a low cost.  In our initial phase, we've been selective in our adoption of new marketing channels.  We would expect to see our pace of customer acquisition accelerate once we have a fully featured product launched, and once we open up new marketing channels.

On that note, let me give you a quick update on the Kazaa product itself.

We anticipate launching a new product sometime in the June/July time period.  The new product will include browser-based music streaming, as well as unlimited free downloads, combined with new music discovery content and technology.  We expect to also launch a mobile component during the same time period.

In terms of our overall subscriptions business, we ended the quarter with approximately 330,000 paying subscribers.  We added 160,000 subscribers during the quarter.  In terms of the trend, our new quarterly adds are the highest they've been since Q1 of 2009.  Similarly, the efficiency of our media in generating subscribers, as measured by both total visitors and total registrations, was the highest it's been in the last year.

These data points, reflecting improvements in both volume and efficiency, indicate that we are slowly making progress, and our direct result have added focus on the subscription side of the business.

Total unique visitors during the quarter were 25 million, effectively flat from Q1 of 2009.

Before I turn the call over to Tom and then open it up for questions, I'd like to make one final comment.

As we sharpen our focus on the subscriptions portion of the business, we are also cognizant of the fact that this is a choppy transition for shareholders, and the results we are reporting today are uneven.  We are taking all necessary steps to run the business efficiently from a cost perspective, and are continually assessing the optimal size and structure of the business as it relates to where we see opportunity in the market.

That being said, the financial characteristics of the subscriptions business are quite different than the financial characteristics of a model that is dominated by third party and agency services.  Tom will highlight some of these differences in a moment.

We believe that moving Atrinsic in this direction will have many positive benefits for all of its stakeholders. I'll now turn the call over to Tom Plotts to discuss our financial results. Tom?

Thomas Plotts:	Thank you, Jeffrey. Also, thanks to all of those participating on the call today.

The first quarter has indeed been one of transition, as we begin the process of bringing our subscription based products more clearly into focus.

I'd like to take a moment to review our first quarter financial results and to discuss some key operating metrics that we're using to track our progress towards achieving our business objectives.

Revenue for the quarter was $12.2 million, compared to $23.5 million a year ago.  While our total revenue was down 48% year-over-year, our subscription revenue decreased 14%.  This decrease in subscription revenue was the result of a smaller subscriber base due to slowing customer acquisition rates over the last 15 months, but it was offset by new subscriber acquisitions in our digital music category.

The 62% decrease in marketing services revenue compared to the year ago period was due to the loss of some agency accounts, and a reduction in ad spends across our marketing service lines.

Our revenue mix was approximately 50% subscriptions and 50% marketing services in the first quarter.  As an indication of the degree of transition we're experiencing right now, this compares to a revenue mix of 30% subscriptions and 70% marketing services in the year ago period.

First quarter operating expenses decreased 39% on a year-over-year basis.  In terms of key components of our operating expenses, costs of media, where we book our subscriber acquisition costs and other media costs relating to our marketing services business, decreased 53% on a year-over-year basis.  This decrease was offset by increased expenditures relating to Kazaa.

Our current expenditure and investment in subscriber growth is expected to provide us with the benefit of an annuity type revenue stream, as we are able to bill these acquired subscribers several months into the future.

Our product and distribution expense, which consists of costs necessary to develop, deliver and maintain our products and services, increased 94% year-over-year.  This increase was mainly due to higher royalty and license expense.

On an adjusted EBITDA basis, we lost $2.6 million in the first quarter, compared to an adjusted EBITDA gain of $109,000 in the year ago period. Please see a copy of our press release, which reconciles this non-GAAP financial measure to GAAP net income.

As of March 31, we had cash and equivalents of $12.5 million, which is down from $16.9 million at December.  We used approximately $4.4 million of cash in the first quarter to fund operations, including cash used to acquire customers, purchase media, and royalty advances, offset by tax refunds received in the period.  We expect that our current cash, combined with cash we expect to generate from subscription sales and our marketing services, will be sufficient to enable us to continue for at least the next 12 months.

In addition to the subscriber counts Jeffrey mentioned in his remarks, there are a number of key metrics that management focuses on to gauge success.  In particular, our average revenue per user, or ARPU, is the monthly revenue we generate from a typical subscriber.  In the first quarter of 2010, our ARPU was approximately $6.00, an increase of 27% compared to the year ago period.

This increase is the result of a greater proportion of subscriptions at a higher price point. As we continue to add music subscribers at a higher ARPU than our lower priced legacy mobile products, we expect that we will continue to improve ARPU, and expand our gross margins.  This is a significant point of leverage for us, as the increase in ARPU translates directly into a higher subscriber lifetime value, or LTV, which is a key measure of value creation for us.

We're also intensely focused on subscriber acquisition costs, especially as it relates to LTV.

As we continue through this transitional period and are more focused on creating shareholder value with our direct to consumer subscription business, I would like to conclude my remarks by noting that the nature of the recurring revenue subscription business is that it requires a commitment today to invest in adding new subscribers to generate recurring revenue in the future.

Also, while we're able to reduce our relative subscriber acquisition costs through our alternative billing capability, as we grow this part of the business, these alternative billing methods will absorb working capital, because of the relatively longer period that sales are outstanding.  These, among other challenges, are likely to impact our financial performance over the next several months.

Mitch, I think we're now ready for questions.

Operator:
Thank you, sir.  Ladies and gentlemen, we will now begin the question and answer session.  If you have a question, please press the *, followed by the 1 on your touchtone phone.  To withdraw your question, please press the *, followed by the 2.  And if you're using speaker equipment, you will need to lift the handset before making your selection.

Once again, if you would like to ask a question, please press *1.

And our first question comes from the line of John Gilliam with Point Clear Strategic Capital. Go ahead, please.

John Gilliam:
Good morning, gentlemen.  A good bit of this presentation has been really focused on what sounds like a transition of the business model, really, to focus more on the Kazaa business.  And it's my understanding that we -- the Company owns this 50% of Kazaa.  Am I correct on that?

Jeffrey Schwartz:	Yes, we operate the Kazaa music service in a 50/50 joint venture. That's accurate.

John Gilliam:
Okay.  And if this is going to be our focus going forward, I just wanted to get an idea of -- and not completely understanding the way that the deal is structured with the partners, is there a scenario in the near future where this will be a wholly owned part of Atrinsic?

Jeffrey Schwartz:
Thanks for the question, John.  I think you're spotting the right issue.  I wouldn't want to speculate as to whether Kazaa would ultimately be acquired or merged into the Company.  I wouldn't want to make that speculation.

But I think we recognize that it's a significant source of value for the Company today.  It's an area of intense focus, and an area of progress for the Company.  And we think about the value in the same way that you do, John, and are focused on creating a structure in the relationship that creates the most value for our shareholders.

So what I will tell you is, I will keep you closely updated on our thinking in that area.

John Gilliam:	Okay. Very good, thank you.

Jeffrey Schwartz:	Thank you, John.

Operator:	Thank you, and once again, ladies and gentlemen, if you would like to ask a question, please press *1. And one moment, please. And, once again, ladies and gentlemen, that is *1 to ask a question.

And we have no further audio questions at this time. I'd like to turn the conference back over to Jeffrey Schwartz for any closing statements.

I do apologize. We do have a question here, from the line of David Bench with Trinad Capital LP. Go ahead, please.

David Bench:
Hi, Jeff.  Good job on growing Kazaa.  Can you talk for a minute about what you perceive as the objective on the LTV on Kazaa, and -- you know, how you feel you'll approach that, whether it's going to be all subscription based, or whether there's going -- you know, advertising is going to be a significant portion of that?

Jeffrey Schwartz:
Thanks, David.  Thanks for the question.  Yes, you know, we're pleased with our progress on Kazaa.  It's a big area of focus for us.  It's a big market opportunity, and we are using substantial corporate resources and energy to grow that business.

In terms of LTV, David, we're not discussing that in the market insofar as it impacts our view of customer acquisition and some other competitive dynamics.  I would direct you generally to the mature business in the subscriptions model, which is the Rhapsody business, and I believe that they have LTVs in the 6-month range.  And so, that's certainly an aspirational goal for us, and it would be safe to say that we're not there yet.  But they, as I said, they have a more mature business.

We are focused on a number of things to improve LTV, David, principally the launch of a new product.  We think that's going to have the most defining impact on LTVs.  And as I stated in my remarks, we expect to launch that over the next couple months, as well as a mobile application.  Those are going to be, we think, the drivers of LTV.

And then we're also focused on a series of member benefits and retention strategies that we think will improve LTV.

David Bench:	Great. And as a follow-up, are there any other programs that you're right now focused on beyond music, in terms of subscription based programs?

Jeffrey Schwartz:
We obviously have our legacy mobile products, and as we indicated in the press release or in Tom's remarks, those declined 150,000 subscribers year-over-year, which is broadly representative of the -- kind of where those products are positioned in the marketplace.

We have some other LEC-billed products that we're focused on, and are getting some traction on, as well as a number of new products that we've tested in the quarter, and we have in the LEC approval process.

So, as you know, David, one of our key advantages is our ability to do alternative billing, both mobile and LEC, and we're very focused on launching products across both of those billing platforms.

David Bench:	Great, thanks a lot.

Operator:	Thank you, and we have no further audio questions at this time, and now I'd like to turn the conference back over to Mr. Jeffrey Schwartz for any closing statements.

Jeffrey Schwartz:
Thank you, Mitch.  I want to thank all of you for taking the time to participate in the call today.  As Tom said, we're clearly in the middle of a transition in the business model, from a business that has been really historically dominated by both agency services and third party marketing services revenue, to a business that's more tightly focused on subscriptions.

We think this is a value-creating transition, but we recognize that the transition is uneven and choppy.  And so, we thank you for your patience during this transition.  We expect that the results and leverage in the model will become apparent in the results that we report, principally in the second half of the year.  But we thank you for your patience during this transition.

Tom, any comments to add?

Thomas Plotts:	No, thanks, Jeffrey.

Jeffrey Schwartz:	Okay. Thank you very much.

Operator:	This concludes the Atrinsic first quarter earnings conference call.

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